Exhibit 6.1

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), dated as of April 23, 2018, is entered into among Knowbella Helix Inc., a Delaware corporation (the “Company”), Knowbella Tech LLC, a Delaware corporation (the “Parent”), and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement as an Stockholder by executing a Joinder Agreement (the “New Stockholders”). The Parent and the New Stockholders and each of their respective Permitted Transferees are each referred to herein as a “Stockholder” and, collectively, the “Stockholders”.

BACKGROUND

A.	The Company is authorized to issue Class A Common Stock, no par value (the “Class A Common Stock”) and Class H Common Stock, no par value (the “Class H Common Stock”) pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation as filed on April 23, 2018 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time (the “Restated Certificate”).

B.	The Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the shares of capital stock held by the Stockholders, including the transfer of such shares under the circumstances set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Cincinnati, Ohio are authorized or required to close.

“Capital Stock” means the Class A Common Stock, the Class H Common Stock and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Class A Common Stock” means the voting Class A Common Stock, no par value per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Class H Common Stock” means the non-voting Class H Common Stock, no par value per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Common Stock” means, collectively: (a) the Class A Common Stock; (b) the Class H Common Stock; and (c) any other class of common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the Preamble.

“Deemed Liquidation Event” has the meaning set forth in the Restated Certificate.

“Electing Holders” has the meaning set forth in Section 2.03(b).

“Family Members” has the meaning set forth in Section 2.02(a).

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A.

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 2.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proposed Sale” has the meaning set forth in Section 2.03(c).

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Company having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $75,000,000, following which at least 60% of the total Common Stock of the Company on a Fully Diluted Basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System.

“Related Agreements” has the meaning set forth in Section 4.05.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restated Certificate” has the meaning set forth in the background information.

“Sale of the Company” has the meaning set forth in Section 2.03(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Stock Equivalents” means any stock option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Capital Stock, and any option, warrant or other right to subscribe for, purchase or acquire Capital Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Stock Sale” has the meaning set forth in Section 2.03(a).

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Representative” has the meaning set forth in Section 2.03(b)(vii).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee.

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

TRANSFER

Section 2.01 General Restrictions on Transfer.

(a) Class H Stockholders. Each Class H Stockholder acknowledges and agrees that such Class H Stockholder (or any Permitted Transferee of such Class H Stockholder) shall not Transfer, prior to the consummation of a Qualified Public Offering, any Class H Common Stock or related Stock Equivalents without the prior written consent of the Board, except:

(i) pursuant to Section 2.02;

(ii) when required of a drag-along Stockholder pursuant to Section 2.03; or

(iii) pursuant to a Public Offering.

In the event consent is provided by the Board pursuant to this Section 2.01(a), any such Transfer by a Class H Stockholder shall be made only either as permitted pursuant to Section 2.02 or in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 2.01 and Section 2.03, as applicable.

(b) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 2.02), prior to the consummation of a Qualified Public Offering, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(c) Joinder Agreement. Except with respect to any Transfer pursuant to a Public Sale or a Drag-along Sale, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement.

(d) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 2.01(c) above, shall be null and void ab initio, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for all purposes of this Agreement.

Section 2.02 Permitted Transfers. Subject to Section 2.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 2.01(c) above, Class H Stockholders may Transfer Class H Common Stock or its related Stock Equivalents to:

(a) such Class H Stockholder’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”);

(b) a trust under which the distribution of Capital Stock may be made only to such Class H Stockholder and/or any Family Members of such Class H Stockholder;

(c) a charitable remainder trust, the income from which will be paid only to such Class H Stockholder during his life;

(d) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Class H Stockholder and/or Family Members of such Class H Stockholder; or

(e) for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Class H Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Section 2.03 Drag-along Rights.

(a) Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

(b) Actions to be Taken. In the event that (i) the holders of at least 75% of the shares of Class A Common Stock then issued (collectively, the “Electing Holders”) approve a Sale of the Company in writing, specifying that this Section 2.03 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(i) if such transaction requires stockholder approval, with respect to all Capital Stock that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Capital Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Capital Stock, and, except as permitted in Section 2.03(c) below, on the same terms and conditions as the Electing Holders; provided that the Class H Common Stock shall be subject to the limitations and rights as provided in the Restated Certificate;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 2.03, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Capital Stock or Stock Equivalents owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Capital Stock or Stock Equivalents, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(vi) if the consideration to be paid in exchange for the Capital Stock or Stock Equivalents pursuant to this Section 2.03 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Capital Stock or Stock Equivalents which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Capital Stock or Stock Equivalents; and

(vii) in the event that the Electing Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (A) the appointment of such Stockholder Representative, (B) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (C) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

(c) Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 2.03(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(ii) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale; and

(iii) upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and (ii) unless the holders of at least 75% of the Class A Common Stock elect to receive a lesser amount by written notice given to the Company at least 5 days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Common Stock shall be allocated among the holders of Common Stock on the basis of the relative liquidation preferences to which the holders of each respective class of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a) For each such Stockholder that is not an individual, such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization.

(b) Such Stockholder has full capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery and performance by such Class H Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, if applicable, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Except for this Agreement, such Class H Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(f) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE IV

MISCELLANEOUS

Section 4.01 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 4.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

If to the Company:	Knowbella Helix Inc. PO Box 30085 Cincinnati, OH 45230 E-mail: Mark@Knowbella.tech Attention: CEO

with a copy to:	Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202 E-mail: mreuter@kmklaw.com; cbrinkman@kmklaw.com Attention: F. Mark Reuter & Christopher S. Brinkman

If to a Stockholder, to such Stockholder’s respective mailing address as set forth on Schedule A.

Section 4.03 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 4.04 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.05 Entire Agreement. This Agreement, together with the Restated Certificate and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), and all related Exhibits and Schedules hereto constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 4.06 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. This Agreement may not be assigned by any Class H Stockholder except as provided in this Agreement (or as otherwise consented to in a prior writing by the Investor) and any such assignment in violation of this Agreement shall be null and void.

Section 4.07 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.08 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Stockholders holding a three-fourths majority of the issued and outstanding shares of Class A Common Stock. Any such written amendment or modification will be binding upon the Company and each Stockholder.

Section 4.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 4.10 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 4.11 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.

Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by certified or registered mail to the address set forth in Section 4.02 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 4.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.13 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 4.14 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 4.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.16 Legend. In addition to any other legend required by Applicable Law, if the Company elects to have its Capital Stock certificated, all certificates representing issued and outstanding Capital Stock shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.17 Irrevocable Proxy and Power of Attorney. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to such Stockholder’s Capital Stock (or applicable Stock Equivalents) in accordance with the provisions of Section 2.03 hereof. This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any Stockholder with respect to such Stockholder’s Capital Stock or applicable Stock Equivalents. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of the provisions of Section 2.03 in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: KNOWBELLA HELIX INC.

By:
Name: Title:	Mark Pohlkamp President & CEO

Parent: KNOWBELLA TECH LLC

By:
Name: Title:	Mark Pohlkamp CEO

EXHIBIT A

FORM OF JOINDER AGREEMENT

KNOWBELLA HELIX INC.

Joinder Agreement to Stockholders’ Agreement

The undersigned hereby agrees, effective as of                      , 20    , to become a party (as a New Stockholder (as defined therein)) to that certain Stockholders’ Agreement, dated [DATE], by and among Knowbella Helix Inc. and the Stockholders (as defined therein), and to assume all of the rights and obligations, and to make all of the representations and warranties, of a Stockholder as set forth therein.

[for entity investors]

NEW STOCKHOLDER:

[Entity Name]

By:
Name:
Title:

[for individual investors]

NEW STOCKHOLDER:

[Individual Name]

SCHEDULE A

NEW STOCKHOLDERS

Stockholder Name and Address
[NAME AND ADDRESS]
[NAME AND ADDRESS]
[NAME AND ADDRESS]